Al D. McCready
3 Kernan Pl.
Old Greenwich, CT 06870

May 13, 2009

Board of Directors
Sport Chalet, Inc.
One Sport Chalet Drive
La Canada, CA 91011

Gentlemen;

In our April 6, 2009 meeting, the Board was generous in nominating me to stand for an early re-election as the Class A shareholder director at the company's annual meeting this August. Naturally, I appreciate the unanimous vote and the support that it indicates. Unfortunately I am unable to take on that new responsibility, and in fact I would like to resign from the Sport Chalet Board of Directors.

Clearly, the $10 million addition to the line of credit announced last week puts the company in a much improved position and I believe this is an acceptable time for me to leave the Board. Therefore, by this letter, I hereby resign as a member of the Board of Directors (and all Board committees on which I serve) effective upon my receipt of the written consent to my resignation of a majority of the members of the Board of Directors.

Sincerely yours,

Al D. McCready